October 24, 2017

CONFIDENTIAL

Exhibit 10.27
CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (together with the attached Business Terms Exhibit, the “Agreement”), is made as of October 24, 2017 (the “Effective Date”) by and between ELEVEN BIOTHERAPEUTICS, INC., a Delaware corporation with an office at 245 First Street, Suite 1800, Cambridge, MA 02142 (“Eleven”), and DeCillis Consulting, LLC with an address at 80 Devonshire Lane, Madison, CT 06443 (“Consultant”). Eleven desires to have the benefit of Consultant’s knowledge and experience, and Consultant desires to provide services to Eleven, all as provided in this Agreement.

1.
Services. Eleven retains Consultant, and Consultant agrees to provide, consulting and advisory services to Eleven as Eleven may from time to time reasonably request and as specified in the attached Business Terms Exhibit (the “Consulting Services”). Any changes to the Consulting Services (and any related compensation adjustments) must be agreed to in writing between Consultant and Eleven prior to implementation of the changes.

2.	Compensation. As full consideration for Consulting Services provided under this Agreement, Eleven agrees to pay Consultant and reimburse expenses as described in the Business Terms Exhibit.

3.
Performance. Consultant agrees to provide the Consulting Services to Eleven, or to its designee, in accordance with all applicable laws and regulations and the highest professional standards. Consultant represents and warrants that neither it nor Art DeCillis, MD (“Dr. DeCillis”) has been nor is under consideration to be (a) debarred from providing services pursuant to Section 306 of the United States Federal Food Drug and Cosmetic Act, 21 U.S.C. § 335a; (b) excluded, debarred or suspended from, or otherwise ineligible to participate in, any federal or state health care program or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)); (c) disqualified by any government or regulatory agencies from performing specific services, and is not subject to a pending disqualification proceeding; or (d) convicted of a criminal offense related to the provision of health care items or services, or under investigation or subject to any such action that is pending.

4.
Compliance with Obligations to Third Parties. Consultant represents and warrants to Eleven that the terms of this Agreement and Consultant’s performance of Consulting Services do not and will not conflict with any of Consultant’s obligations to any third parties. Consultant agrees not to use any trade secrets or other confidential information of any other person, firm, corporation, institution or other third party in connection with any of the Consulting Services. If Consultant is an employee of another company or institution, Consultant represents and warrants that Consultant is permitted to enter into this Agreement pursuant to such company’s or institution’s policies concerning professional consulting and additional workload. Consultant agrees not to make any use of any funds, space, personnel, facilities, equipment or other resources of a third party in performing the Consulting Services, nor take any other action that would result in a third party asserting ownership of, or other rights in, any Work Product (defined in Section 5), unless agreed upon in writing in advance by Eleven.

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5.
Work Product. Consultant will promptly and fully disclose in confidence to Eleven all inventions, discoveries, improvements, ideas, concepts, designs, processes, formulations, products, computer programs, works of authorship, databases, mask works, trade secrets, know-how, information, data, documentation, reports, research, creations and other products arising from or made in the performance of (solely or jointly with others) the Consulting Services (whether or not patentable or subject to copyright or trade secret protection) (collectively, the “Work Product”). Consultant assigns and agrees to assign to Eleven all rights in the United States and throughout the world to Work Product. Consultant will keep and maintain adequate and current written records of all Work Product, and such records will be available to and remain the sole property of Eleven at all times. For purposes of the copyright laws of the United States, Work Product will constitute “works made for hire,” except to the extent such Work Product cannot by law be “works made for hire”. Consultant represents and warrants that Consultant has and will have the right to transfer and assign to Eleven ownership of all Work Product. Consultant will execute all documents, and take any and all actions needed, all without further consideration, in order to confirm Eleven’s rights as outlined above. In the event that Consultant should fail or refuse to execute such documents within a reasonable time, Consultant appoints Eleven as attorney to execute and deliver any such documents on Consultant’s behalf.

6.
Confidentiality. “Confidential Information” means (a) any scientific, technical, business or financial information in whatever form (written, oral or visual) that is furnished or made available to Consultant by or on behalf of Eleven, (b) all information contained in or comprised of Eleven Materials (defined in Section 8); and (c) all Work Product. Confidential Information is, and will remain, the sole property of Eleven. During the Term (as defined in Section 9) and for a period of seven (7) years thereafter, Consultant and Dr. DeCillis agree to (i) hold in confidence all Confidential Information, and not disclose Confidential Information without the prior written consent of Eleven; (ii) use Confidential Information solely in connection with the Consulting Services; (iii) treat Confidential Information with no less than a reasonable degree of care; (iv) reproduce Confidential Information solely to the extent necessary to provide the Consulting Services, with all such reproductions being considered Confidential Information; and (v) notify Eleven of any unauthorized disclosure of Confidential Information promptly upon becoming aware of such disclosure. Consultant’s and Dr. DeCillis’ obligations of non-disclosure and non-use under this Agreement will not apply to any portion of Confidential Information that Consultant or Dr. DeCillis can demonstrate, by competent proof:

(a)	is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Consultant or Dr. DeCillis;

(b)	is in Consultant’s or Dr. DeCillis’ possession at the time of disclosure other than as a result of Consultant’s or Dr. DeCillis’ breach of any legal obligation;

(c)	becomes known to Consultant or Dr. DeCillis on a non-confidential basis through disclosure by sources other than Eleven having the legal right to disclose such Confidential Information; or

(d)	is independently developed by Consultant or Dr. DeCillis without reference to or reliance upon Confidential Information.
If Consultant or Dr. DeCillis is required by a governmental authority or by order of a court of competent jurisdiction to disclose any Confidential Information, Consultant and Dr. DeCillis will

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give Eleven prompt written notice thereof and Consultant and Dr. DeCillis will take all reasonable and lawful actions to avoid or minimize the degree of such disclosure. Consultant and Dr. DeCillis will cooperate reasonably with Eleven in any efforts to seek a protective order.

7.
Eleven Materials. All documents, data, records, materials, compounds, apparatus, equipment and other physical property furnished or made available by or on behalf of Eleven to Consultant in connection with this Agreement (“Eleven Materials”) are and will remain the sole property of Eleven. Consultant will use Eleven Materials only as necessary to perform the Consulting Services and will not transfer or make available to any third party the Eleven Materials without the express prior written consent of Eleven. Consultant will return to Eleven any and all Eleven Materials upon request.

8.
Publication; Publicity. Neither Consultant nor Dr. DeCillis may publish or refer to Work Product, in whole or in part, without the prior express written consent of Eleven. Consultant will not use the name, logo, trade name, service mark, or trademark, or any simulation, abbreviation, or adaptation of same, or the name of Eleven or any of its affiliates for publicity, promotion, or other uses without Eleven’s prior written consent.

9.
Expiration/Termination. The term of this Agreement will commence on the Effective Date and expire at the end of the period specified in the “Term” Section of the Business Terms Exhibit, unless sooner terminated pursuant to the provisions of this Section 9 or extended by mutual written agreement of the parties (the “Term”). Eleven may terminate this Agreement at any time with or without cause upon not less than ten (10) days’ prior written notice to Consultant. Consultant may terminate this Agreement at any time with or without cause upon not less than thirty (30) days prior written notice to Eleven. Any expiration or termination of this Agreement shall be without prejudice to any obligation of either party that has accrued prior to the effective date of expiration or termination. Upon expiration or termination of this Agreement, neither Consultant nor Eleven will have any further obligations under this Agreement, except that (a) Consultant will terminate all Consulting Services in progress in an orderly manner as soon as practicable and in accordance with a schedule agreed to by Eleven, unless Eleven specifies in the notice of termination that Consulting Services in progress should be completed; (b) Consultant will deliver to Eleven all Work Product made through expiration or termination; (c) Eleven will pay Consultant any monies due and owing Consultant, up to the time of termination or expiration, for Consulting Services properly performed and all authorized expenses actually incurred; (d) Consultant will immediately return to Eleven all Eleven Materials and other Confidential Information and copies thereof provided to Consultant under this Agreement; and (e) the terms, conditions and obligations under Sections 3, 5, 6, 7, 8, 9 and 10 will survive expiration or termination of this Agreement.

10.	Miscellaneous.

(a)
Independent Contractor. The parties understand and agree that Consultant is an independent contractor and not an agent or employee of Eleven. Consultant has no authority to obligate Eleven by contract or otherwise. Consultant will not be eligible for any employee benefits of Eleven and expressly waives any rights to any employee benefits. Consultant will bear sole responsibility for paying and reporting Consultant’s own applicable federal and state income taxes, social security taxes, unemployment insurance, workers’ compensation, and health or disability insurance, retirement benefits, and other welfare or pension benefits, if any, and indemnifies and holds Eleven harmless from and against any liability with respect to such taxes, benefits and other matters.

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(b)
Use of Name. Consultant consents to the use by Eleven of Consultant’s name on its website, in press releases, company brochures, offering documents, presentations, reports or other documents in printed or electronic form, and any documents filed with or submitted to any governmental or regulatory agency or any securities exchange or listing entity; provided, that such materials or presentations accurately describe the nature of Consultant’s relationship with or contribution to Eleven.

(c)
Entire Agreement. This Agreement contains the entire agreement of the parties with regard to its subject matter, and supersedes all prior or contemporaneous written or oral representations, agreements and understandings between the parties relating to that subject matter. This Agreement may be changed only by a writing signed by Consultant and an authorized representative of Eleven.

(d)
Certain Disclosures and Transparency. Consultant acknowledges that Eleven and its affiliates are required to abide by federal and state disclosure laws and certain transparency policies governing their activities including providing reports to the government and to the public concerning financial or other relationships with healthcare providers. Consultant agrees that Eleven and its affiliates may, in their sole discretion, disclose information about this Agreement and about Consultant’s Consulting Services including those relating to healthcare providers and any compensation paid to healthcare providers pursuant to this Agreement. Consultant agrees to promptly supply information reasonably requested by Eleven for disclosure purposes. To the extent that Consultant is independently obligated to disclose specific information concerning the Consulting Services relating to healthcare providers and compensation paid to healthcare providers pursuant to this Agreement, Consultant will make timely and accurate required disclosures.

(e)
Assignment and Binding Effect. The Consulting Services to be provided by Consultant are personal in nature. Consultant may not assign or transfer this Agreement or any of Consultant’s rights or obligations hereunder. In no event will Consultant assign or delegate responsibility for actual performance of the Consulting Services to any third party. Eleven may transfer or assign this Agreement, in whole or in part, without the prior written consent of Consultant. Any purported assignment or transfer in violation of this Section is void. This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns.

(f)
Notices. All notices required or permitted under this Agreement must be in writing and must be given by directing the notice to the address for the receiving party set forth in this Agreement or at such other address as the receiving party may specify in writing under this procedure. Notices to Eleven will be marked “Attention: CEO”. All notices must be given (i) by personal delivery, with receipt acknowledged, (ii) by prepaid certified or registered mail, return receipt requested, or (iii) by prepaid recognized next business day delivery service. Notices will be effective upon receipt or at a later date stated in the notice.

(g)
Governing Law. This Agreement and any disputes relating to or arising out of this Agreement will be governed by, construed, and interpreted in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to any choice of law principle that would require the application of the law of another jurisdiction. The parties agree to submit to the exclusive jurisdiction of the state and federal courts located in the

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Commonwealth of Massachusetts and waive any defense of inconvenient forum to the maintenance of any action or proceeding in such courts.

(h)
Severability; Reformation. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision is found by a proper authority to be invalid or unenforceable in whole or in part. If any provision of this Agreement is found by such an authority to be invalid or unenforceable in whole or in part, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision and the intent of the parties, within the limits of applicable law.

(i)
No Strict Construction; Headings. This Agreement has been prepared jointly and will not be strictly construed against either party. The section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Agreement.

(j)
Waivers. Any delay in enforcing a party’s rights under this Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written waiver relating to a particular matter for a particular period of time signed by Consultant and an authorized representative of the waiving party, as applicable.

(k)
Remedies. Consultant agrees that (i) Eleven may be irreparably injured by a breach of this Agreement by Consultant; (ii) money damages would not be an adequate remedy for any such breach; (iii) as a remedy for any such breach Eleven will be entitled to seek equitable relief, including injunctive relief and specific performance, without being required by Consultant to post a bond; and (iv) such remedy will not be the exclusive remedy for any breach of this Agreement.

(l)
Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile or portable document format (“.pdf”) copy of this Agreement, including the signature pages, will be deemed an original.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Eleven Biotherapeutics, Inc. By: /s/ Stephen Hurly Name: Stephen Hurly Title: CEO	DeCillis Consulting LLC By: /s/ Arthur DeCillis Name: Arthur DeCillis Title: Manager

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BUSINESS TERMS EXHIBIT
Consulting Agreement with Arthur DeCillis, MD
Dated September 20, 2017

1.	Consulting Services:
Consultant will provide the following Consulting Services to Eleven:
Consultant will provide clinical operational consultation.
Consultant will provide Consulting Services on a schedule and at a location or locations indicated above or as otherwise mutually agreed between Consultant and Stephen Hurly CEO. In addition, Consultant will be available for a reasonable number of telephone and/or written consultations.

2.	Compensation:
Fees: Eleven will pay Consultant for the Consulting Services $__425.00____ per ___hour___,and travel at a rate of $200.00 per hour not to exceed $__35,000.00 per month__ during the Term, without Eleven’s express written consent].
Expenses: Eleven will reimburse Consultant for any pre-approved expenses actually incurred by Consultant in connection with the provision of Consulting Services. Requests for reimbursement will be in a form reasonably acceptable to Eleven, will include supporting documentation and will accompany Consultant’s invoices.
Invoicing: No later than the last day of each calendar month, Consultant will invoice Eleven for Consulting Services rendered and related expenses incurred during the preceding month. Invoices should reference this Agreement and should be submitted to Eleven to the attention of John McCabe, CFO. Invoices will contain such detail as Eleven may reasonably require and will be payable in U.S. Dollars. Undisputed payments will be made by Eleven within thirty (30) days after Eleven’s receipt of Consultant’s invoice, request for reimbursement and all supporting documentation.

3.	Term:
This Agreement will be for a term of 6 months beginning on the Effective Date.

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